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                                                                    EXHIBIT 99.2

CONTACTS:
Alan Bernheimer                                    Jenifer Kirtland
Maxtor Public Relations                            Maxtor Investor Relations
(408) 894-4233                                     (408) 324-7056
alan_bernheimer@maxtor.com                         jenifer_kirtland@maxtor.com




              MAXTOR NAMES MICHAEL BLESS AS CHIEF FINANCIAL OFFICER

MILPITAS, Calif., August 23, 2004 - Maxtor Corporation (NYSE:MXO) today announced that it has named Michael A. Bless as its executive vice president, finance and chief financial officer. Mr. Bless, 39, was most recently the senior vice president and chief financial officer of Rockwell Automation, Inc. (NYSE:
ROK), a leading global provider of industrial automation power, control and information solutions. At Maxtor, Mr. Bless will be responsible for the finance, accounting, treasury, investor relations and information technology functions. He succeeds Theodore A. Hull, who has been serving as Maxtor's acting chief financial officer.

         "We are very pleased to have a financial executive of Mike's caliber join Maxtor," said Paul Tufano, president and chief executive officer. "He is a seasoned executive with a strong background in all aspects of finance and information technology. Mike has a proven track record in creating shareholder value. He will be a valuable member of the Maxtor executive team."

         Mr. Bless joined Rockwell Automation in 1997. During his tenure there, he served as vice president, corporate development and planning and as vice president, finance (controller), of Rockwell Automation Controls Systems, Rockwell's largest operating unit. He was elected CFO in 2001 and was instrumental in the development and implementation of a program which resulted in a reduced cost structure and improved profitability as well as a broader growth platform for the company. Prior to joining Rockwell, Mr. Bless spent 10 years in investment banking, working for Merrill Lynch and Dillon, Read & Co. in a variety of areas, including M&A, equities, fixed income and restructurings. Mr. Bless has an A.B. degree from Princeton University.
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ABOUT MAXTOR CORPORATION

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.